Exhibit 99.1

FOR IMMEDIATE RELEASE February 4, 2016

CenterState Banks, Inc. Announces

Early Termination of All FDIC Loss Share Agreements

DAVENPORT, FL. – February 4, 2016 - CenterState Banks, Inc. (Nasdaq: CSFL) announced today that its wholly owned subsidiary, CenterState Bank of Florida, N.A. (“Bank”), has entered into an agreement with the Federal Deposit Insurance Corporation (“FDIC”) on February 3, 2016 to terminate all existing loss share agreements with the FDIC and received a payment of $5.5 million from the FDIC as consideration for the early termination of the agreements.  These loss share agreements were entered into by the Bank in 2010 and 2012 in conjunction with the Bank acquiring substantially all of the assets and assuming substantially all of the liabilities of five failed banks in FDIC-assisted acquisitions and the assumption of loss share agreements of two failed banks assumed by the Bank pursuant to its acquisition of First Southern Bank in June 2014.

Under the terms of the agreement, the FDIC made a net payment of $5.5 million to the Bank as  consideration for the early termination of the loss share agreements.   In the first quarter of 2016, after writing off the remaining FDIC indemnification asset balance and settlement charges payable to the FDIC, the Bank expects to recognize a net loss on termination of agreements equal to approximately $11.5 million after tax, or $0.25 per average diluted share.

"We are pleased to negotiate this early termination of all our loss share agreements with the FDIC.  As we look back to the depths of the crisis, these agreements were successful for both our customers and the communities we serve.  As these markets have recovered dramatically, we determined it was right to move forward with terminating these agreements,” said John Corbett, CenterState Banks, Inc. President and CEO.

As a result of entering into the early termination agreement, assets that were covered by the loss share arrangements, including covered loans in the amount of $177.3 million and covered other repossessed real estate owned in the amount of $9.6 million as of December 31, 2015, will be reclassified as non-covered assets effective February 3, 2016.

Purchased credit impaired loans that were previously covered by the loss share agreements will continue to be accounted for as purchased credit impaired loans. In addition, the early termination agreements will eliminate the FDIC receivable for loss share agreements, which totaled $25.8 million as of December 31, 2015.  Approximately $21.5 million of the $25.8 million total indemnification assets as of December 31, 2015 was scheduled to be amortized against future earnings.  The Bank will now recognized the full amounts of all future charge-offs, recoveries, gains, losses and expenses related to the former covered assets, as the FDIC will no longer be sharing in such amounts.

All rights and obligations of the Bank and the FDIC under the FDIC loss share agreements, including the clawback provisions and the settlement of loss share and expense reimbursement claims, have been resolved and terminated under the termination agreement.

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida between Orlando and Tampa, is a financial holding company with one nationally chartered bank, CenterState Bank of Florida, N.A.  Presently, the Company operates through its network of 57 branch banking offices located in 20 counties throughout Florida, providing traditional deposit and lending products and services to its commercial and retail customers.  The Company also provides correspondent banking and capital market services to approximately 600 community banks nationwide.

For additional information contact Ernest S. Pinner (Chairman), John C. Corbett (CEO), James J. Antal (CFO) or Stephen D. Young (Treasurer) at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2014, and otherwise in our SEC reports and filings.

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